Exhibit 15.2

Leena Jaisani

Sr. Director & Head- Media & Entertainment Division

July 21, 2016

Ms J yoti Deshpande
Chief Executive Officer
Eros International Plc
Fort Anne

South Quay

Douglas

Isle of Man IM1 5PD

Re: Consent to use of extracts and reference to FICCI-KPMG Indian Media and Entertainment Industry Reports by Eros International Pic (the “Company”)

Dear Ms. Deshpande,

Reference is hereby made to the Federation of Indian Chambers of Commerce and Industry (“FICCI”) KPMG Indian Media and Entertainment Industry Report 2016 (“2016 Report”), the FICCI-KPMG India n Media and Entertainment Industry Report 2015 (“2015 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2014 (“2014 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2013 (“2013 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2012 (“2012 Report”), the FICCI-KPMG India n Media and Entertainment Industry Report 2011 (“2011 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2010 (“2010 Report”) and the FICCI- KPMG Indian Media and Entertainment Industry Report 2009 (“2009 Report”, and together with 2010 Report, 2011 Report, 2012 Report, 2013 Report, 2014 Report, 2015 Report, and 2016 the “Reports”).

We hereby consent to the inclusion of our name, the Reports and their contents or extracts of the Reports in any document issued by the Company and/or any of its subsidiaries, including but not restricted to Form 20-F filed as Annual Report for the Financial Year ended March 31, 2016 pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 and any other documents that ma y be filed, submitted or used in connection with SEC filings.

We further confirm that we have, where required, obtained requisite consent in relation to any information used by us in the Reports.

Yours Sincerely,

Industry’s Voice for Policy Change